                                                                            Exhibit 5.1

March 16, 2006

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

Ladies and Gentlemen:

We have acted as counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of up to an aggregate of 1,000,000 shares (the “Shares”) of Class B common stock of the Company, $0.10 par value per share (the “Common Stock”). The Shares are issuable pursuant to the terms of the Phelps Dodge Corporation 2003 Stock Option and Restricted Stock Plan and the Phelps Dodge Corporation 1998 Stock Option and Restricted Stock Plan (collectively, the “Plans”) upon the exercise of stock options previously granted under the Plans by Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”). The stock options have been assumed by the Company, subject to appropriate adjustments to the number of shares and exercise price of each assumed option, in connection with the merger of Panther Acquisition Corporation, a New York corporation and a wholly owned subsidiary of the Company, with and into Phelps Dodge.

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By: Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.